Exhibit 99.1

ProKidney Corp. Reports Second Quarter 2022 Financial Results and Provides Business Update

Completed business combination with Social Capital Suvretta Holdings, III

WINSTON-SALEM, N.C. – August 11, 2022 – ProKidney Corp. (formerly Social Capital Suvretta Holdings Corp. III or “SCS”) (Nasdaq: PROK) (the “Company”), a leading late clinical-stage cellular therapeutics company focused on chronic kidney disease (CKD), today announced financial results of ProKidney LP (“ProKidney”) and its subsidiaries for the second quarter ended June 30, 2022 and provided an update on recent corporate developments.

“During the first half of 2022, we continued to execute on our clinical and operational plan, positioning us well to achieve our near- and longer-term strategic objectives,” said Tim Bertram, Ph.D., Chief Executive Officer of ProKidney. “The funding received through the completion of SCS’ business combination with ProKidney in July will support the execution of our Phase 3 program evaluating REACT™ as a potential treatment for the millions of individuals who suffer from chronic kidney disease. I am extremely proud of all that our team has accomplished to date and look forward to the opportunities that lie ahead.”

Recent Business Highlights

•
ProKidney completed its previously announced business combination with SCS and commenced trading of the combined company’s Class A ordinary shares on the Nasdaq Capital Market under the ticker symbol “PROK.” As a result of the business combination, ProKidney received gross proceeds of $596.5 million, before transaction fees and related costs, which the Company believes will be sufficient to fund operations through data from its ongoing Phase 3 registrational program for REACT™ targeting diabetic CKD. All other financial and operating results in this release are for the business of ProKidney and its subsidiaries and do not give effect to the closing of the business combination, which occurred on July 11, 2022 (after the close of the quarter ended June 30, 2022).
•
We continue to enroll subjects in the U.S. Phase 3 study (REGEN-006) to assess the efficacy of up to two REACT™ injections, given three months apart, and delivered once into each kidney.
•
Expanded target enrollment for REGEN-007 from 30 subjects to up to 50 subjects. REGEN-007 is an ongoing, prospective, randomized, open-label, repeat dose, double-arm, controlled safety and efficacy study of REACT™ in subjects with type 1 or 2 diabetes and CKD, in which one injection of REACT™ will occur in each kidney.
•
Our highly experienced leadership team was expanded and strengthened through the recruitment of highly qualified personnel to support operations. Recent additions to the ProKidney team include Todd Girolamo, Chief Legal Officer and Corporate Secretary, Dr. Libbie McKenzie, Chief Medical Officer and Dr. Kerry Cooper, Senior Vice President of Medical Affairs.
•
Strengthened Board of Directors with the appointments of Dr. John M. Maraganore, founding chief executive officer of Alnylam Pharmaceuticals, Inc. and Jennifer Fox, Chief Financial Officer of Nuvation Bio.

Second Quarter Financial Highlights of ProKidney LP and its Subsidiaries

Cash Position: Cash and cash equivalents as of June 30, 2022, was $21.9 million compared to $20.6 million at December 31, 2021. In connection with the close of the business combination on July 11, 2022, ProKidney received gross proceeds of $596.5 million. These proceeds were used to repay $35.0 million of related party notes and $50.4 million of expenses previously incurred by SCS and fees incurred in connection with the PIPE placement.

R&D Expenses: Research and development expenses were $11.6 million for the three months ended June 30, 2022, compared to $11.0 million for the same period in 2021. The increase of $0.6 million was driven by a $1.3 million increase in costs associated with equity-based compensation related to awards granted during 2022. Further, cash-based compensation costs increased by $1.1 million, driven primarily by the hiring of additional personnel. Other research and development costs related to professional fees, quality control, manufacturing improvements and depreciation have also increased by approximately $1.9 million. These costs were offset by decreases in clinical trial costs of approximately $3.9 million, related primarily to decreased costs for the Phase 3 trials which were incurring start-up costs during the three-month period ended June 30, 2021.

G&A Expenses: General and administrative expenses were $9.2 million and $1.7 million for the three months ended June 30, 2022 and 2021, respectively. The increase of $7.5 million was primarily driven by a $6.5 million increase in equity-based compensation. Additionally, there was a $0.7 million increase in cash-based compensation expense which was driven by the hiring of additional personnel.

Income Tax Expense: Income tax expense was $1.2 million for the three months ended June 30, 2022, compared with a de minimis amount for the three months ended June 30, 2021. The increase in income tax expense was driven primarily by the impact of a provision of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) which became effective for tax years beginning after December 31, 2021. This provision requires specified research and development expenses to be capitalized and amortized ratably over a five-year period and is the primary driver of the income tax expense recognized during the three months ended June 30, 2022.

Net Loss per Share: Diluted net loss per share was $(0.12) based on 186,500,000 Class A Units outstanding for the three months ended June 30, 2022. Diluted net loss per share for the three months ended June 30, 2021 was $(0.09) based on 140,109,890 Class A Units outstanding.

About ProKidney

ProKidney, a pioneer in the treatment of CKD through innovations in cellular therapy, was founded in 2015 after a decade of research. ProKidney’s lead product candidate, REACT™ (Renal Autologous Cell Therapy), is a first-of-its-kind, patented, autologous cellular therapy with the potential to not only slow and stabilize the progression of CKD, but in some cases possibly drive meaningful improvement in kidney function. Late-stage CKD, Stage 3b - 4, is a key target for REACT™ therapy. REACT™ has received Regenerative Medicine Advanced Therapy (RMAT) designation, as well as FDA and EMA guidance, supporting its ongoing Phase 3 clinical program, which launched in January 2022. For more information, visit www.prokidney.com.

About CKD

There are no therapies that effectively reverse late-stage CKD. CKD is a serious diagnosis with significant morbidity and mortality, notable for the 5-year mortality of a new diagnosis of CKD Stage 4 being higher than that of a new non-metastatic cancer diagnosis. CKD most often presents as a progressive decline in kidney function ultimately resulting in the failure of the kidneys and the need for renal replacement therapy, such as hemodialysis, or kidney transplant. One in three Americans is at risk for CKD which currently affects approximately 75 million people in the United States and Europe and over 400 million across Asia. CKD is among the largest single expenses incurred by the US Health care system.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. ProKidney’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to financial results, future performance, development and commercialization of products, if approved, the potential benefits and impact of the Company’s products, if approved, potential regulatory approvals, and the size and potential growth of current or future markets for the Company’s products, if approved. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the inability to maintain the listing of the Company’s Class A ordinary shares on the Nasdaq; the inability to implement business plans, forecasts, and other expectations or identify and realize additional opportunities, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the risk of downturns and a changing regulatory landscape in the highly competitive biotechnology industry; the inability of the Company to raise financing in the future; the inability of the Company to obtain and maintain regulatory clearance or approval for its products, and any related restrictions and limitations of any cleared or approved product; the inability of the Company to identify, in-license or acquire additional technology; the inability of Company to compete with other companies currently marketing or engaged in the biologics market and in the area of treatment of kidney diseases; the size and growth potential of the markets for the Company’s products, if approved, and its ability to serve those markets, either alone or in partnership with others; the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; the Company’s financial performance; the Company’s intellectual property rights; uncertainties inherent in cell therapy research and development, including the actual time it takes to initiate and complete clinical studies and the timing and content of decisions made by regulatory authorities; the impact of COVID-19 or geo-political conflict such as the war in Ukraine on the combined company’s business; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions readers that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Investors:

Lee Roth

Burns McClellan

lroth@burnsmc.com

+1 (212) 300-8331

ProKidney LP and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$21,882	$20,558
Prepaid assets	682	588
Prepaid clinical	11,350	6,100
Other current assets	—	25
Total current assets	33,914	27,271

Fixed assets, net	10,857	11,358
Right of use assets, net	1,962	1,241
Deferred offering costs	6,905	–
Intangible assets, net	320	428
Total assets	$53,958	$40,298

Liabilities and Equity
Current liabilities
Accounts payable	$2,513	$2,834
Lease liabilities	377	267
Accrued expenses and other	6,184	9,213
Income taxes payable	1,730	—
Related party notes payable	35,000	—
Total current liabilities	45,804	12,314

Lease liabilities, net of current portion	1,617	1,067

Members’ equity:
Class A Units (186,500,000 issued and outstanding as of June 30, 2022 and December 31, 2021)	186,500	186,500
Class B Units (27,100,937 and 7,767,122 issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)	71,164	1,927
Accumulated deficit	(251,127)	(161,510)
Total members’ equity	6,537	26,917
Total liabilities and equity	$53,958	$40,298

ProKidney LP and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses
Research and development	$11,558	$10,969	$40,048	$20,828
General and administrative	9,180	1,748	47,152	3,492
Total operating expenses	20,738	12,717	87,200	24,320
Operating loss	(20,738)	(12,717)	(87,200)	(24,320)

Interest income	—	2	—	2
Interest expense	(170)	—	(184)	—
Net loss before income taxes	(20,908)	(12,715)	(87,384)	(24,318)
Income tax expense	1,223	10	2,233	16
Net and comprehensive loss	$(22,131)	$(12,725)	$(89,617)	$(24,334)

Weighted average Class A Units outstanding:
Basic and diluted	186,500,000	140,109,890	186,500,000	131,160,221
Net loss per Class A Unit:
Basic and diluted	$(0.12)	$(0.09)	$(0.48)	$(0.19)

ProKidney LP and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(89,617)	$(24,334)
Adjustments to reconcile net loss to net cash flows
Depreciation and amortization	1,462	878
Equity-based compensation	60,685	350
Changes in operating assets and liabilities
Deferred offering costs	(6,905)	–
Prepaid and other assets	(5,320)	(4,896)
Accounts payable and accrued expenses	(520)	8,907
Income taxes payable	1,730	—
Net cash flows used in operating activities	(38,485)	(19,095)

Cash flows used in investing activities
Purchase of equipment and facility expansion	(1,225)	(3,393)
Net cash flows used in investing activities	(1,225)	(3,393)

Cash flows from financing activities
Payments on finance leases	(16)	(15)
Borrowings under related party notes payable	35,000	—
Net cash contribution	6,050	30,000
Net cash flows provided by financing activities	41,034	29,985

Net change in cash and cash equivalents	1,324	7,497
Cash, beginning of period	20,558	4,577
Cash, end of period	$21,882	$12,074

Supplemental disclosure of non-cash investing activities:
Right of use assets obtained in exchange for lease obligations	$878	$–
Equipment and facility expansion included in accounts payable and accrued expenses	$529	$635